Exhibit 99.1

Contacts:
Medivation, Inc.	WCG
Patrick Machado, Chief Financial Officer	Nicole Foderaro
(415) 829-4101	(415) 946-1058

MEDIVATION COMPLETES ENROLLMENT IN PHASE 3 ‘CONCERT’ TRIAL OF DIMEBON

ADDED TO DONEPEZIL IN PATIENTS WITH ALZHEIMER’S DISEASE

San Francisco (December 7, 2010) – Medivation, Inc. (Nasdaq: MDVN) today announced that patient enrollment was completed on November 30, 2010 in the CONCERT study, a 12-month, Phase 3 clinical trial in patients with mild-to-moderate Alzheimer’s disease (AD) evaluating the potential efficacy of dimebon (latrepirdine*) when added to ongoing treatment with donepezil. Medivation is conducting this study under its collaboration agreement with Pfizer Inc.

“Completing patient enrollment in CONCERT is an important step forward for our dimebon development program in Alzheimer’s disease,” said Lynn Seely, M.D., chief medical officer of Medivation. “Now that enrollment is complete, we expect to report top-line results from the CONCERT trial in the first half of 2012. We have previously received feedback from the FDA confirming that we can use our Phase 3 CONCERT trial to complete our registration package for mild-to-moderate Alzheimer’s disease, provided that the results are robustly positive.”

The international, randomized, double-blind, placebo-controlled Phase 3 CONCERT trial enrolled 1,003 patients with mild-to-moderate AD at approximately 100 sites in the United States, Australia, New Zealand and Western Europe. Patients on a stable dose of donepezil were randomized to one of three treatment groups: dimebon 20 mg three times per day, dimebon 5 mg three times per day or placebo. Patients were required to be on treatment with donepezil for at least six months and at a stable dose of 10 mg daily for at least four months prior to enrollment in the study. The primary endpoints are the Alzheimer’s Disease Assessment Scale - cognitive subscale (ADAS-cog) and the Alzheimer’s Disease Cooperative Study - Activities of Daily Living (ADCS-ADL) - a measure of self-care and daily function.

About Dimebon

Dimebon (latrepirdine*) is an investigational oral medication being tested as a potential treatment for Alzheimer’s disease and Huntington disease. In addition to the CONCERT trial, dimebon is also being tested in the HORIZON trial, a six-month Phase 3 study evaluating dimebon in patients with Huntington disease. Medivation expects to report top-line results from the HORIZON trial in the first half of 2011. For further information on dimebon clinical trials, please visit www.dimebontrials.com or www.clinicaltrials.gov.

About Alzheimer’s Disease

Alzheimer’s disease is a progressive degenerative brain disorder that gradually destroys a person’s memory and ability to learn, reason, make judgments, communicate and carry out daily activities. As the disease progresses, patients may experience changes in personality and behavior, such as delusions, hallucinations, anxiety and agitation.

About the Pfizer/Medivation Dimebon Collaboration

Medivation and Pfizer have a global collaboration to develop and commercialize dimebon for the treatment of Alzheimer’s disease and Huntington disease. For more information about Medivation, visit www.Medivation.com.

*	Latrepirdine is the proposed generic (nonproprietary) name for dimebon.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the continued clinical development of dimebon, the continued effectiveness of, and continuing collaborative activities under, our collaboration with Pfizer, potential clinical indications for dimebon, including its potential benefits, the timing of the release of clinical trial data, and future regulatory matters, including the clinical trials necessary to complete our dimebon registration package for mild-to-moderate Alzheimer’s disease, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of our dimebon development activities, difficulties or delays in obtaining regulatory approval, including a determination by the FDA that one or more additional Phase 3 clinical trials are necessary to support approval of dimebon in mild-to-moderate Alzheimer’s disease as well as the risk that dimebon may never be approved for commercial sale in any jurisdiction, Medivation’s dependence on the efforts of and funding by Pfizer for the development of dimebon under its collaboration with Pfizer, which collaboration may be unilaterally terminated by Pfizer at its election at any time, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreement with Pfizer, manufacturing of Medivation’s product candidates, including Medivation’s dependence on Pfizer for the manufacture of all clinical requirements of dimebon, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 5, 2010. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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